EXHIBIT 99.1

FreightCar America, Inc. Announces Closure of its Roanoke Manufacturing Facility

Closure represents next step in the Company’s long-term cost and footprint reduction strategies
When complete in early 2020, the Company is expected to save $5 million per year in fixed costs

CHICAGO, July 22, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) announced today that it has started the process to permanently close its Roanoke, Virginia manufacturing facility. The Company will retain the necessary workforce to build cars at the facility through November.

“The closure of our Roanoke facility is another next step in our ‘Back to Basics’ strategy as we continue to streamline our manufacturing footprint and match it to our future product offering,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “Reducing our fixed costs and achieving world-class output from our much larger Shoals facility have always been core pillars of our turnaround strategy.”

Meyer added, “We have spent the last two years building our talent, processes and overall capabilities at Shoals and the plant is now in a position to accept the Roanoke models and volume. This action, when complete in the first half of 2020, is expected to save approximately $5 million per year.”

Meyer concluded, “Our people at Roanoke have consistently performed above all expectations. We are extremely thankful for everything they have given the Company.”

The Company will offer select employees the opportunity to relocate to other parts of the business.

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Two North Riverside Plaza, Suite 1300 · Chicago IL 60606 · 800-458-2235 · www.freightcaramerica.com

MEDIA CONTACT	Christopher J. Eppel
TELEPHONE	(800) 458-2235